UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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[ ]	Preliminary Proxy Statement
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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material under §240.14a-12

MATTHEWS INTERNATIONAL FUNDS

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Dear Client,

I am writing to let you know that over the past two weeks, shareholders in Matthews Asia Funds have been receiving proxy statements containing information about a proposal to approve a new investment advisory agreement between Matthews International Funds (MIF) and Matthews International Capital Management, LLC (Matthews).

Matthews currently serves as the investment adviser to each Fund under an investment advisory agreement between MIF and Matthews. The current agreement is expected to automatically terminate under the Investment Company Act of 1940 as a result of changes in the ownership and governance structures. The new agreement (New Agreement) has substantively the same terms as the current agreement, including the same fee rates, except for the commencement and renewal dates.

To allow Matthews to continue to serve as the investment adviser to each Fund without any interruption, shareholders of each Fund are being asked to approve the New Agreement in time for the December 4th special meeting of shareholders. The Board of Trustees of MIF has voted unanimously to approve the Proposal with respect to each Fund. The Board believes that the Proposal is in the best interests of each Fund and its shareholders. The Board recommends that shareholders vote in favor of the Proposal to approve the New Agreement.

Please note that over the coming weeks, shareholders who have not cast their vote might also receive telephone calls from representatives of AST Fund Solutions, a proxy solicitation and shareholder communication firm, asking them to do so. We apologize in advance for any inconvenience this may cause to shareholders. Below is a link to the proxy statement.

Matthews Asia Funds Proxy Statement

More information regarding this special meeting and the proposal can be found in the proxy statement. If your clients would like another copy of the proxy statement or have proxy-related questions, please direct them to call 1-866-207-2324 for assistance. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

Thank you in advance to your attention to this important matter.

Matthews Asia

We Still Need Your Help.

November 20, 2015

Dear Shareholder:

We apologize for this second follow-up letter, but we are still very much in need of your help. This is the third correspondence you have received related to the Matthews Asia Funds’ special meeting of shareholders scheduled for December 4th.

YOUR RESPONSE IS CRITICAL TO THE OUTCOME OF THIS MEETING

Our records indicate that you have yet to cast your proxy vote. You hold a share position in one or more of the Funds that is significant. We would not bother you with this matter if it was not very important. It is critical to the continued operation of the Funds that proxy votes be cast in time for the December 4th special meeting. After careful consideration, the Trust’s Board of Trustees unanimously recommends that shareholders vote “FOR” the proposal listed in both the proxy statement and on the enclosed copy of your proxy card(s).

Please take a moment today to cast your vote so that we may proceed with the business of the Funds.

Sincerely,

John P. McGowan

Vice President and Secretary

More information regarding this special meeting and the proposal can be found in the proxy statement. If you would like another copy of the proxy statement or have proxy-related questions, please call 1-866-207-2324 for assistance. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

Here are three convenient methods for voting your proxy:

1.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

2.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

3.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

If convenient for you, please utilize one of the first two options above to insure that your response is received in time for the special meeting on December 4th.

Four Embarcadero Center, Suite 550 ● San Francisco, CA 94111

OBO

Shareholder Services

Shareholder Name Address 1 Address 2 Address 3

IMPORTANT NOTICE

November 20, 2015

Re: Matthews Asia Funds

Dear Shareholder,

We have been trying to contact you regarding an important matter pertaining to your investment in Matthews Asia Funds. This matter relates to important operating initiatives for the Funds and we greatly need your response.

Please call us today regarding this matter. The call will only take a few moments of your time, and you will not be asked to provide any confidential information. The number is 1-866-207-2324* and representatives are available between 9:00 a.m. and 10:00 p.m. Eastern Time Monday through Friday. When you call, please have available the reference number listed below.

Sincerely,

Frederick M. Bonnell

Managing Director, Shareholder Services

*International callers may reach us at 1-201-806-7301

REFERENCE NUMBER: XXXXXXXXXXX

AST FUND SOLUTIONS 55 Challenger Road, 2nd Floor Ridgefield Park, NJ 07666 • 1-800-217-0538	Global Resources Local Service Customized Solutions